Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE
Avnet, Inc. Reports First Quarter Fiscal Year 2009 Results
Announces Additional Cost Reduction Plan
Phoenix, October 23, 2008 - Avnet, Inc. (NYSE:AVT) today reported revenue of $4.49 billion for first quarter fiscal 2009 ended September 27, 2008, representing an increase of 9.7% over first quarter fiscal 2008 and 7.0% excluding the impact of changes in foreign currency exchange rates. Pro forma (organic) revenue growth, as defined in the Non-GAAP Financial Information Section, was up 0.9% over the prior year first quarter. Net income for first quarter fiscal 2009 was $92.8 million, or $0.61 per share on a diluted basis, as compared with net income of $105.5 million, or $0.69 per share, for the first quarter last year. Excluding certain items in the current period as noted below, net income in the current year first quarter was $101.7 million, or $0.67 per share on a diluted basis.
Operating income for first quarter fiscal 2009 was $154.5 million, down 6.5% as compared with operating income of $165.2 million in the year-ago quarter. Included in “Selling, general and administrative expenses” are restructuring, integration and other items amounting to $10.0 million pre-tax, $8.9 million after tax and $0.06 per share on a diluted basis as more fully described in the Non-GAAP Financial Information section of this release. Excluding these items operating income for the first quarter fiscal 2009 was $164.5 million, down 0.4% compared with the prior year first quarter. Operating income as a percentage of sales, excluding the items noted above, was 3.66% in the current year quarter, down 37 basis points as compared with 4.03% last year.
Roy Vallee, Chairman and Chief Executive Officer, commented, “Our September quarter continued a multi-quarter trend of muted organic growth rates as sluggish demand in several end markets persisted. Although it is difficult to predict how macro conditions will impact tech demand over the next few quarters, we will continue to focus on achieving our financial goals by managing the things that are within our control. As a result, we are taking additional actions to continue aligning our business to our stated long term financial goals. In addition to what was previously announced, we have initiated further cost reductions this quarter which will total approximately $50 million in annualized savings and are expected to be fully implemented by the end of the March 2009 quarter. While the macro environment has necessitated these cost reductions to protect our income and margins, Avnet’s strong, counter cyclical balance sheet and cash generation allow us to continue to invest in strategic opportunities that create long-term shareholder value and enhance our competitive position, as evidenced by our recent offer to acquire Abacus Group PLC.”
Operating Group Results

Electronics Marketing (EM) sales of $2.70 billion in the first quarter fiscal 2009 were up 8.4% year over year on a reported basis and up 5.5% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, EM revenue increased 3.9% year over year. EM sales in the Americas, EMEA and Asia regions increased 4.6%, 6.2% and 15.6%, respectively, year over year on a reported basis. Excluding the impact of changes in foreign currency exchange rates, revenue in the EMEA region was down 2.1% year over year. On a pro forma basis, EM sales in the Americas, EMEA and Asia in the first quarter fiscal 2009 increased 2.2%, 2.0% and 7.9%, respectively, as compared with the year ago quarter. EM operating income of $138.7 million for first quarter fiscal 2009 was up 6.6% over the prior year first quarter’s operating income of $130.2 million and operating income margin of 5.13% was down 10 basis points as compared with the prior-year quarter.
Mr. Vallee added, “Electronics Marketing continues to execute well globally in a challenging environment. Despite slow organic growth, EM was able to deliver gross profit margin roughly flat with the prior year and operating income margin above 5% for the 11th consecutive quarter. While our western regions experienced weakening year-over-year organic growth, EM Asia continued to grow profitably as they were able to translate 16% revenue growth and a 33 basis point improvement in gross profit margin into a 16 basis point improvement in operating income margin. Due to the market environment, we have already begun to take some corrective actions in the Americas and EMEA regions.”
Technology Solutions (TS) sales of $1.79 billion in the first quarter fiscal 2009 were up 11.5% year over year on a reported basis and up 9.2% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, TS revenue was down 3.3% year over year. On a reported basis, first quarter fiscal 2009 sales in EMEA and Asia were up 44.8% and 3.9%, respectively, while the Americas was down 0.8% year over year. EMEA revenue was up 37.0% excluding the impact of changes in foreign currency exchange rates. On a pro forma basis, the first quarter fiscal 2009 sales in the Americas, EMEA and Asia declined by 0.8%, 7.1% and 4.6%, respectively, year over year. TS operating income was $51.1 million in the first quarter fiscal 2009, a 12.7% decrease as compared with first quarter fiscal 2008 operating income of $58.5 million, and operating income margin of 2.85% decreased by 79 basis points versus the prior year first quarter.
Mr. Vallee further added, “The revenue slowdown for Technology Solutions continues to be more pronounced than what we are experiencing at EM as pro forma revenue declined in all three regions this quarter. Previously announced cost reductions at TS are on track and operating income margin of 2.85% for the quarter is consistent with the recovery plan that was initiated in March and expanded in July. However, given the further weakening in pro forma sales growth, we are taking additional corrective actions to continue progressing towards our long term financial goals. We currently expect roughly 15% sequential sales growth for TS in the December quarter, but we will continue to monitor the situation closely and respond to market conditions as they develop.”
Cash Flow
During the first quarter of fiscal 2009, the Company used $5.3 million of cash for operations and on a rolling four quarter basis generated $492.1 million. As a result, the Company ended the quarter with $386.9 million of cash and cash equivalents and net debt (total debt less cash and cash equivalents) of $831.9 million.
Ray Sadowski, Chief Financial Officer, stated, “In this difficult market environment, we continue to manage our business to protect margins and use our strong balance sheet as a competitive advantage. Our credit lines are secure and the counter cyclical nature of our working capital investments typically drives positive cash flow generation as revenue declines, thereby allowing us to maintain a very strong liquidity position.”

Outlook
For Avnet’s second quarter fiscal year 2009, management expects less than normal seasonality at both EM and TS and is providing a wider range of forecasts due to the changing economic environment and the quarter ending fiscal calendar mis-match with some of its suppliers. The Company’s fiscal second quarter ends on December 27th, four days earlier than many of its suppliers which will result in some sales shifting into Avnet’s third fiscal quarter. EM sales are anticipated to be in the range of $2.39 billion to $2.55 billion and sales for TS are expected to be between $1.95 billion and $2.19 billion. Therefore, Avnet’s consolidated sales are forecasted to be between $4.34 billion and $4.74 billion for the second quarter fiscal year 2009. Management expects second quarter fiscal year 2009 earnings to be in the range of $0.71 to $0.79 per share. Second quarter 2009 guidance includes approximately $0.02 per share related to the expensing of stock-based compensation as compared with $0.05 and $0.02 per share, respectively, in first quarter of fiscal 2009 and second quarter of fiscal 2008. The above EPS guidance does not include anticipated restructuring and integration charges related to the cost reductions noted earlier in this release and the integration of businesses acquired. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the second fiscal quarter is $1.30 to €1.00. This compares with an average exchange rate of $1.51 to €1.00 in the first quarter of fiscal 2009.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share. The Company also discloses revenue adjusted for the impact of acquisitions (“pro forma revenue” or “organic revenue”).

Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other charges and incremental intangible asset amortization expense is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and diluted earnings per share adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Items included in “Selling, general and administrative expenses” impacting first quarter fiscal 2009 results totaled $10.0 million pre-tax, $8.9 million after tax, and $0.06 per share on a diluted basis and consisted of restructuring and integration charges of $5.1 million pre-tax, incremental amortization expense of $3.8 million pre-tax and other charges of $1.1 million pre-tax.

	First Quarter Ended Fiscal 2009
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$154,525	$137,016	$92,805	$0.61
Restructuring, integration and other charges	9,991	9,991	8,924	0.06

Adjusted results	$164,516	$147,007	$101,729	0.67

Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as revenue adjusted for the impact of acquisitions to include the revenue recorded by these businesses as if the acquisitions had occurred at the beginning of fiscal 2008. Prior period revenue adjusted for this impact is presented below:

	Revenue	Acquisition	Pro forma
	as Reported	Revenue	Revenue
	(in thousands)
Q1 Fiscal 2009	$4,494,450	$573	$4,495,023

Q1 Fiscal 2008	$4,098,718	$355,914	$4,454,632
Q2 Fiscal 2008	4,753,145	263,156	5,016,301
Q3 Fiscal 2008	4,421,645	159,986	4,581,631
Q4 Fiscal 2008	4,679,199	141,860	4,821,059

Fiscal year 2008	$17,952,707	$920,916	$18,873,623

“Acquisition Revenue” as presented in the preceding table includes the following acquisitions:

Acquired Business	Operating Group	Acquisition Date
Flint Distribution Ltd.	EM	07/05/07
Division of Magirus Group	TS	10/06/07
Betronik GmbH	EM	10/31/07
ChannelWorx	TS	10/31/07
Division of Acal plc Ltd.	TS	12/17/07
YEL Electronics Hong Kong Ltd.	EM	12/31/07
Azzurri Technology Ltd.	EM	3/31/08
Horizon Technology Group plc	TS	6/30/08
Source Electronics Corporation	EM	6/30/08
Ontrack Solutions Pvt Ltd	TS	7/31/08
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2008, Avnet generated revenue of $17.95 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
	SEPTEMBER 27,	SEPTEMBER 29,
	2008 *	2007
Sales	$4,494.5	$4,098.7

Income before income taxes	137.0	154.1

Net income	92.8	105.5

Net income per share:
Basic	$0.62	$0.70
Diluted	$0.61	$0.69

*	See Notes to Consolidated Statements of Operations on Page 11.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
	SEPTEMBER 27,	SEPTEMBER 29,
	2008 *	2007
Sales	$4,494,450	$4,098,718
Cost of sales	3,910,283	3,572,190

Gross profit	584,167	526,528

Selling, general and administrative expenses (Note 1 *)	429,642	361,332

Operating income	154,525	165,196

Other (expense) income, net	(649)	7,430
Interest expense	(16,860)	(18,557)

Income before income taxes	137,016	154,069

Income tax provision	44,211	48,532

Net income	$92,805	$105,537

Net earnings per share:
Basic	$0.62	$0.70

Diluted	$0.61	$0.69

Shares used to compute earnings per share:
Basic	150,561	149,978

Diluted	151,930	153,458

*	See Notes to Consolidated Statements of Operations on Page 11.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	SEPTEMBER 27,	JUNE 28,
	2008	2008
Assets:
Current assets:
Cash and cash equivalents	$386,925	$640,449
Receivables, net	3,284,386	3,367,443
Inventories	1,908,869	1,894,492
Prepaid and other current assets	76,261	68,762

Total current assets	5,656,441	5,971,146
Property, plant and equipment, net	247,136	227,187
Goodwill	1,832,543	1,728,904
Other assets	325,447	272,893

Total assets	8,061,567	8,200,130

Less liabilities:
Current liabilities:
Borrowings due within one year	38,423	43,804
Accounts payable	2,185,667	2,293,243
Accrued expenses and other	468,688	442,545

Total current liabilities	2,692,778	2,779,592
Long-term debt, less due within one year	1,180,359	1,181,498
Other long-term liabilities	103,374	104,349

Total liabilities	3,976,511	4,065,439

Shareholders’ equity	$4,085,056	$4,134,691

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FIRST QUARTERS ENDED
	SEPTEMBER 27,	SEPTEMBER 29,
	2008	2007
Cash flows from operating activities:

Net income	$92,805	$105,537

Non-cash and other reconciling items:
Depreciation and amortization	19,236	13,522
Deferred income taxes	(4,177)	32,343
Stock based compensation	11,510	11,395
Other, net	6,890	2,870

Changes in (net of effects from business acquisitions):
Receivables	78,725	101,610
Inventories	(57,499)	(49,219)
Accounts payable	(140,428)	(229,186)
Accrued expenses and other, net	(12,357)	(32,697)

Net cash flows used for operating activities	(5,295)	(43,825)

Cash flows from financing activities:
(Repayment of) proceeds from bank debt, net	(6,696)	9,433
Proceeds from other debt, net	2,154	100
Other, net	756	4,777

Net cash flows (used for) provided from financing activities	(3,786)	14,310

Cash flows from investing activities:
Purchases of property, plant, and equipment	(27,578)	(13,661)
Cash proceeds from sales of property, plant and equipment	788	278
Acquisitions of operations, net of cash acquired	(207,384)	(12,190)

Net cash flows used for investing activities	(234,174)	(25,573)

Effect of exchange rates on cash and cash equivalents	(10,269)	18,624

Cash and cash equivalents:
— decrease	(253,524)	(36,464)
— at beginning of period	640,449	557,350

— at end of period	$386,925	$520,886

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FIRST QUARTERS ENDED
	SEPTEMBER 27,	SEPTEMBER 29,
	2008	2007
SALES:

Electronics Marketing	$2,701.5	$2,491.2

Technology Solutions	1,793.0	1,607.5

Consolidated	$4,494.5	$4,098.7

OPERATING INCOME (LOSS):

Electronics Marketing	$138.7	$130.2

Technology Solutions	51.1	58.5

Corporate	(25.3)	(23.5)

	164.5	165.2

Restructuring, integration and other charges	(10.0)	—

Consolidated	$154.5	$165.2

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
FIRST QUARTER OF FISCAL 2009
(1) The results for the first quarter of fiscal 2009 included restructuring, integration and other charges which totaled $9,991,000 pre-tax, $8,924,000 after tax and $0.06 per share on a diluted basis. Restructuring and integration costs of $5,077,000 consisted of severance and costs to exit certain facilities as part of the Company’s cost reduction actions and charges related to the integration of recently acquired businesses. Other charges included intangible asset amortization expense amounting to $3,830,000 related to the completion of the valuation of identifiable intangible assets for several acquisitions which closed during the prior fiscal year and a loss of $1,084,000 resulting from a decline in the market value of certain small investments held by the Company related to its deferred compensation program. With the completion of the intangible asset valuation, the Company recognized additional amortization expense in excess of estimates recorded in the prior fiscal year and also recorded estimated amortization expense related to certain acquisitions completed during the first quarter of fiscal 2009 which had not been included in the Company’s previous outlook.